Exhibit 99.1

TriNet Announces Fourth Quarter, Fiscal Year 2025 Results, and Full Year 2026 Guidance
TriNet Stock Repurchase Program Authorized up to $400 million

DUBLIN, Calif. — February 12, 2026 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive and flexible human capital management (HCM) solutions for small and medium-size businesses (SMBs), today announced financial results for the fourth quarter and full year ended December 31, 2025. The fourth quarter and full year highlights below include non-GAAP financial measures which are reconciled later in this release.
“We closed out 2025 by delivering earnings at the top-end of our guidance,” said Mike Simonds, TriNet’s President and CEO. “In 2025, we successfully repriced our business, grew free cash flow by 16%, and returned over $200 million in capital to shareholders through share repurchases and dividends.”
Simonds continued, “As we enter 2026, we have a clear strategy in place, with several initiatives launching in support of our strategy, including AI-powered TriNet Assistant for customer service, expansion of our broker channel, and several new exciting partnerships, just to name a few. Momentum is building, and we expect our results to reflect this as we work our way through 2026.”
Fourth quarter highlights include:
•Total revenues decreased 2% to $1.2 billion compared to the same period last year.
•Professional service revenues decreased 7% to $169 million compared to the same period last year.
•Net loss was $1 million, or $(0.01) loss per share, compared to net loss of $23 million, or $(0.46) loss per share, in the same period last year.
•Adjusted Net Income was $21 million, or $0.46 per diluted share, compared to Adjusted Net Income of $22 million, or $0.44 per diluted share, in the same period last year.
•Adjusted EBITDA was $57 million, representing an Adjusted EBITDA Margin of 4.7%, compared to Adjusted EBITDA of $60 million, representing an Adjusted EBITDA Margin of 4.7% in the same period last year.
•Average Worksite Employees (WSEs) decreased 9% as compared to the same period last year and decreased 3% as compared to the previous quarter, to approximately 324,000.
Full year highlights include:
•Total revenues decreased 1% to $5.0 billion as compared to 2024.
•Professional service revenues decreased 6% to $719 million as compared to 2024.
•Net income was $155 million or $3.20 per diluted share, compared to net income of $173 million or $3.43 per diluted share, in 2024.
•Adjusted Net income was $230 million or $4.73 per diluted share, compared to net income of $269 million or $5.32 per diluted share, in 2024.
•Adjusted EBITDA was $425 million, representing an Adjusted EBITDA Margin of 8.5%, compared to Adjusted EBITDA of $485 million, representing an Adjusted EBITDA Margin of 9.6% in 2024.
•Average Worksite Employees (WSEs) decreased by 5% compared to 2024, to approximately 334,000.
Stock Repurchase Program:
•TriNet stock repurchase program increased by $336 million to bring the total available for repurchase to $400 million as of February 6, 2026, to be deployed subject to market conditions.

Full-Year 2026 Guidance
In addition to announcing our fourth quarter 2025 results, we provide our full-year 2026 guidance. Non-GAAP financial measures are reconciled later in this release.

	Full Year 2026
(dollars in millions, except for per share amounts)	Low	High
Total Revenues	$4,750	$4,900
Professional Service Revenues	$625	$645
Insurance Cost Ratio	90.75%	89.25%
Adjusted EBITDA Margin	7.5%	8.7%
Diluted net income per share of common stock	$2.15	$3.05
Adjusted Net Income per share - diluted	$3.70	$4.70
Annual Report on Form 10-K
We anticipate filing our Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2025 with the U.S. Securities and Exchange Commission (SEC) and making it available at http://www.trinet.com on or about February 12, 2026. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K.
Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 5:30 a.m. PT today to discuss its fourth quarter and year end results for 2025 and provide full-year financial guidance for 2026. TriNet encourages participants to pre-register for the webcast. The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at https://investor.trinet.com. Participants can pre-register for the webcast by going to: https://events.q4inc.com/attendee/808309156. Callers can pre-register for the conference call by going to: https://dpregister.com/sreg/10206352/10338348330. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the "TriNet Conference Call." A replay of the webcast will be available on this website for approximately one year. A telephonic replay will be available for two weeks following the conference call at +1 (412) 317-0088 conference ID:
About TriNet
TriNet is a leading provider of Human Resources solutions for small and medium size businesses, offering advanced technology-enabled services that include human capital expertise, employee benefits such as health insurance and retirement plans, payroll and payroll tax administration, risk mitigation, and compliance consulting. Our long-term objective is to be the premier provider of HR services for a broad range of SMBs through industry leading benefits, sales distribution excellence, and a world class services delivery model. For more information, please visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section titled “Non-GAAP Financial Measures.”

Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: TriNet's financial guidance for the full-year 2026 and the underlying assumptions; TriNet’s mid-term outlook and the underlying assumptions; TriNet’s development, launch and on-going support of initiatives including AI-powered TriNet Assistant; expansion of our broker channel and new partnerships; TriNet's ability to build momentum in its business; and TriNet’s ability to execute on our strategy. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” "goal," "guidance," “impact,” “intend,” “may,” "objective," “plan,” “project,” “should,” “strategy,” "support," “target,” “value,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are not guarantees of future performance but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements expressed or implied by the forward-looking statements. Investors are cautioned not to place undue reliance upon any forward-looking statements.

Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: our ability to manage unexpected changes in workers’ compensation and health insurance claims and costs, including by WSEs; our ability to mitigate the distinct business risks we face as a co-employer; the effects of volatility in the financial and economic environment on the businesses that make up our client base; our inability to realize or sustain the expected benefits from our business realignment initiatives, and any associated increases in costs as a result of these initiatives; loss of clients for reasons beyond our control and the short-term contracts we typically use with our clients; the impact of regional or industry-specific economic and health factors on our operations; the impact of failures or limitations in the business systems and centers we rely upon; changes in our insurance coverage or our relationships with key insurance carriers; our ability to improve our services and technology to satisfy client and regulatory expectations, including with respect to artificial intelligence; our ability to effectively integrate businesses we have acquired or may acquire in the future; our ability to effectively manage and improve our operational effectiveness and resiliency; our ability to price our services at rates that our clients continue to find attractive; our ability to attract and retain qualified personnel; the effects of increased competition and our ability to compete effectively; the impact on our business of cyber-attacks, breaches, disclosures and other data-related incidents; our ability to comply with evolving data privacy, artificial intelligence and security laws; our ability to manage changes in, uncertainty regarding, or adverse application of the complex laws and regulations that govern our business; changing laws and regulations governing health insurance and employee benefits; our ability to keep pace with changes in technology or provide timely enhancements to our solutions and support, including with respect to artificial intelligence; risks associated with our international operations, including potential political or economic risks; our ability to operate a business subject to numerous complex laws; changing laws and regulations governing health insurance and other traditional employee benefits at the federal, state, and local levels; our ability to be recognized as an employer of worksite employees and for our benefits plans to satisfy all requirements under federal and state regulations; changes in the laws and regulations that govern what it means to be an employer, employee or independent contractor; the impact of new and changing laws regarding remote work; our ability to comply with the licensing requirements that govern our solutions; the failure of third-party service providers performing their functions; the failure to comply with anti-corruption laws and regulations, economic and trade sanctions, and similar laws; the outcome of existing and future legal and tax proceedings; fluctuation in our results of operations, stock price and maintenance of performance measures year over year due to factors outside of our control; our ability to comply with the restrictions of our indebtedness and meet our debt obligations; the need for additional capital or to restructure our existing debt; the continuation of our stock repurchase program; and the impact of concentrated ownership in our stock by Atairos and other large stockholders and the anti-takeover provisions in our charter documents and under Delaware law. Any of these factors could cause our actual results to differ materially from our anticipated results.

Further information on risks that could affect TriNet’s results is included in our filings with the SEC, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Renee Brotherton / Josh Gross
TriNet	TriNet
Investorrelations@TriNet.com	Renee.Brotherton@TriNet.com
(510) 875-7201	Josh.Gross@TriNet.com
(408) 646-5103

FINANCIAL HIGHLIGHTS
Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per share and Operating Metrics data)	2025	2024	% Change	2025	2024	% Change
Income Statement Data:
Total revenues	$1,248	$1,277	(2)%	$5,010	$5,053	(1)%
Income (loss) before tax	1	(37)	(103)	217	226	(4)
Net income (loss)	(1)	(23)	(96)	155	173	(10)
Diluted net income (loss) per share of common stock	(0.01)	(0.46)	(98)	3.20	3.43	(7)
Non-GAAP measures (1):
Adjusted EBITDA	57	60	(5)	425	485	(12)
Adjusted Net income	21	22	(5)	230	269	(14)
Free Cash Flow				234	201	16
Operating Metrics:
Insurance Cost Ratio	94%	95%	(1)%	91%	90%	1
Average WSEs	323,555	355,157	(9)	333,886	352,681	(5)%
Total WSEs	323,206	360,681	(10)	323,206	360,681	(10)
(1)    Refer to Non-GAAP measures definitions and reconciliations from GAAP measures under the heading "Non-GAAP Financial Measures"

(in millions)	December 31, 2025	December 31, 2024	% Change
Balance Sheet Data:
Cash and cash equivalents	$287	$360	(20)%
Working capital	231	199	16
Total assets	3,797	4,119	(8)
Debt	895	983	(9)
Total stockholders’ equity	54	69	(22)

	Year Ended December 31,
(in millions)	2025	2024	% Change
Cash Flow Data:
Net cash provided by operating activities	$303	$279	9%
Net cash provided by (used in) investing activities	(43)	153	(128)
Net cash used in financing activities	(49)	(207)	(76)

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions except per share data)	2025	2024	2025	2024
Professional service revenues	$169	$181	$719	$765
Insurance service revenues	1,065	1,081	4,224	4,224
Interest income	14	15	67	64
Total revenues	1,248	1,277	5,010	5,053
Insurance costs	1,003	1,025	3,835	3,797
Cost of providing services	74	76	289	304
Sales and marketing	66	71	269	289
General and administrative	58	92	207	232
Systems development and programming	16	16	71	68
Depreciation and amortization of intangible assets	16	19	66	75
Interest expense, bank fees and other	14	15	56	62
Total costs and operating expenses	1,247	1,314	4,793	4,827
Income (loss) before tax	1	(37)	217	226
Income taxes (benefit)	2	(14)	62	53
Net income (loss)	$(1)	$(23)	$155	$173
Other comprehensive income, net of income taxes	—	(5)	3	(1)
Comprehensive income	$(1)	$(28)	$158	$172
Net income per share:
Basic	$(0.01)	$(0.46)	$3.20	$3.47
Diluted	$(0.01)	$(0.46)	$3.20	$3.43
Weighted average shares:
Basic	48	50	48	50
Diluted	48	50	49	50

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
(in millions, except share and per share data)	2025	2024
Assets
Current assets:
Cash and cash equivalents	$287	$360
Restricted cash, cash equivalents and investments	1,694	1,413
Accounts receivable, net	20	32
Payroll funds receivable	264	349
Prepaid expenses, net	82	64
Other payroll assets	474	916
Other current assets	47	46
Total current assets	2,868	3,180
Restricted cash, cash equivalents and investments, noncurrent	128	145
Property and equipment, net	11	10
Operating lease right-of-use asset	36	24
Goodwill	461	461
Software and other intangible assets, net	153	156
Other assets	140	143
Total assets	$3,797	$4,119
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$86	$89
Revolving credit agreement borrowings	—	75
Client deposits and other client liabilities	57	76
Accrued wages	555	580
Accrued health insurance costs, net	207	189
Accrued workers' compensation costs, net	42	44
Payroll tax liabilities and other payroll withholdings	1,671	1,906
Operating lease liabilities	10	13
Insurance premiums and other payables	9	9
Total current liabilities	2,637	2,981
Long-term debt, noncurrent	895	908
Accrued workers' compensation costs, noncurrent, net	106	110
Deferred taxes	55	11
Operating lease liabilities, noncurrent	37	26
Other non-current liabilities	13	14
Total liabilities	3,743	4,050
Total stockholders' equity	54	69
Total liabilities & stockholders' equity	$3,797	$4,119

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
(in millions)	2025	2024	2023
Operating activities
Net income	$155	$173	$375
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangible assets	66	75	72
Amortization of deferred costs	49	44	40
Amortization of ROU asset, lease modification, impairment, and abandonment	7	11	9
Stock based compensation	65	65	59
Deferred income taxes	45	(2)	5
Impairment of intangibles and other	5	28	7
Changes in operating assets and liabilities:
Accounts receivable, net	—	(2)	(3)
Prepaid expenses, net	(12)	(18)	4
Other payroll assets	—	3	(3)
Other assets	(42)	(52)	(35)
Accounts payable and other liabilities	(4)	—	(11)
Client deposits and other client liabilities	(3)	(10)	23
Accrued wages	(2)	(5)	7
Accrued health insurance costs, net	1	(2)	7
Accrued workers' compensation costs, net	(4)	(11)	(8)
Payroll taxes payable and other payroll withholdings	(10)	(3)	8
Operating lease liabilities	(13)	(15)	(17)
Net cash provided by operating activities	303	279	539
Investing activities
Purchases of marketable securities	(78)	(190)	(276)
Proceeds from sale and maturity of marketable securities	103	421	286
Acquisitions of property and equipment and software	(69)	(78)	(75)
Proceeds from sale of business	1	—	—
Other Investments	—	—	(5)
Net cash provided by (used in) investing activities	(43)	153	(70)
Financing activities
Change in WSE and TriNet Trust related assets and liabilities, net	281	139	6
Repurchase of common stock	(183)	(183)	(1,122)
Proceeds from issuance of common stock	11	12	15
Payment of long-term financing costs and debt issuance costs	—	—	(9)
Proceeds from issuance of 2031 Notes	—	—	400
Proceeds from revolving credit agreement borrowings	—	—	695
Repayment of revolving credit agreement borrowings	(90)	(110)	(495)
Awards effectively repurchased for required employee withholding taxes	(16)	(28)	(30)
Dividends paid	(52)	(37)	—
Net cash used in financing activities	(49)	(207)	(540)
Effect of exchange rate changes on cash and cash equivalents	—	—	—
Net increase (decrease) in cash and cash equivalents, unrestricted and restricted	211	225	(71)
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	1,691	1,466	1,537
End of period	$1,902	$1,691	$1,466
Supplemental disclosures of cash flow information
Interest paid	$52	$59	$25
Income taxes paid, net	27	76	114
Supplemental schedule of noncash investing and financing activities
Cash dividend declared, but not yet paid	$13	$12	$—
Payable for purchase of property and equipment	$3	$2	$4
Receivable from sale of business	$6	$—	$—

FINANCIAL STATEMENTS

Non-GAAP Financial Measures
In addition to the selected financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long term and provide information that we use to maintain and grow our business.
The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation from, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Measure	Definition	How We Use The Measure
Adjusted EBITDA	• Net income, excluding the effects of:
- income tax provision,
- interest expense, bank fees and other,
- depreciation,
- amortization of intangible assets,
- stock based compensation expense,
- amortization of cloud computing arrangements,
- transaction and integration costs, and
- restructuring costs.
• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-recurring costs, which include restructuring costs, as well as certain non-cash charges such as depreciation and amortization, and stock-based compensation and certain impairment charges recognized based on the estimated fair values. We believe these charges are either not directly resulting from our core operations or not indicative of our ongoing operations.
• Enhances comparisons to the prior period and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.
• We also sometimes refer to Adjusted EBITDA margin, which is the ratio of Adjusted EBITDA to total revenues.
Adjusted Net Income
• Net income, excluding the effects of:
- effective income tax rate (1),
- stock based compensation expense,
- amortization of intangible assets, net,
- non-cash interest expense,
- restructuring costs, and
- the income tax effect (at our effective tax rate (1) of these pre-tax adjustments.)
• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges.
Free Cash Flow	• Net cash provided by operating activities reduced by capital expenditures	• Provides information on the strength of our liquidity and available cash.
• Provides management with a measure to assist in making planning decisions, evaluate our performance and allocate resources.
• We also sometimes refer to Free Cash Flow Conversion ratio, which is the ratio of free cash flow to Adjusted EBITDA.
(1) Non-GAAP effective tax rate is 25.0% for 2025, and 25.6% for 2024, which excludes the income tax impact from stock-based compensation, changes in uncertain tax positions, and nonrecurring benefits or expenses from federal legislative changes.

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures
The table below presents a reconciliation of Net (loss) income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Net income (loss)	$(1)	$(23)	$155	$173
Provision for income taxes	2	(14)	62	53
Stock based compensation	17	12	65	65
Interest expense, bank fees and other	14	15	56	62
Depreciation and amortization of intangible assets	16	19	66	75
Amortization of cloud computing arrangements	3	2	10	8
Restructuring costs	6	49	11	49
Adjusted EBITDA	$57	$60	$425	$485
Adjusted EBITDA Margin	4.7%	4.7%	8.5%	9.6%
The table below presents a reconciliation of Net (loss) income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2025	2024	2025	2024
Net income (loss)	$(1)	$(23)	$155	$173
Effective income tax rate adjustment	2	(5)	8	(5)
Stock based compensation	17	12	65	65
Amortization of intangible assets	3	5	10	19
Non-cash interest expense	1	1	3	3
Restructuring costs	6	49	11	49
Income tax impact of pre-tax adjustments	(7)	(17)	(22)	(35)
Adjusted Net Income	$21	$22	$230	$269
GAAP weighted average shares of common stock - diluted	48	50	49	50
Adjusted Net Income per share - diluted	$0.46	$0.44	$4.73	$5.32
The table below presents a reconciliation of Net cash provided by operating activities to Free Cash Flow:

	Year Ended December 31,
(in millions)	2025	2024
Net cash provided by operating activities	$303	$279
Acquisitions of property and equipment and software	(69)	(78)
Free Cash Flow (a)	$234	$201
Adjusted EBITDA (b)	$425	$485
Free Cash Flow Conversion Ratio (a)/(b)	55%	41%

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures for the full-year 2026 guidance.
Low and high percentages represent increases (decreases) from the same period in the previous year.
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	FY 2025	Year 2026 Guidance
(in millions, except per share data)	Actual	Low	High
Net income	$155	(34)%	(6)%
Effective income tax rate adjustment	8	(30)	28
Stock based compensation	65	3	3
Amortization of intangible assets	10	—	—
Non-cash interest expense	3	(100)	(100)
Restructuring costs	11	33	33
Income tax impact of pre-tax adjustments	(22)	6	6
Adjusted Net Income	$230	(23)%	(3)%
GAAP weighted average shares of common stock - diluted	49
Adjusted Net Income per share - diluted	$4.73	$3.70	$4.70